Exhibit (d)(246)
AMENDMENT TO
JANUS INVESTMENT FUND
SUB-ADVISORY AGREEMENT
INTECH U.S. VALUE FUND
     THIS AMENDMENT is made this 17th day of December, 2014, between JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (“Janus”), and INTECH INVESTMENT MANAGEMENT LLC, a Delaware limited liability company (“INTECH”).
W I T N E S S E T H
     WHEREAS, Janus and INTECH are parties to a Sub-Advisory Agreement on behalf of INTECH U.S. Value Fund (the “Fund”), a series of Janus Investment Fund (the “Trust”), dated July 6, 2009, as amended December 7, 2011 (the “Agreement”);
     WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;
     WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of any party to this Agreement and, if required by applicable law, (ii) by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);
     WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement;
     WHEREAS, the name of INTECH U.S. Value Fund has been changed to INTECH U.S. Managed Volatility Fund.
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:
     1. All references to INTECH U.S. Value Fund are deleted and replaced with INTECH U.S. Managed Volatility Fund.
     2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.
     3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

JANUS CAPITAL MANAGEMENT LLC

By: Name:	/s/ Stephanie Grauerholz Stephanie Grauerholz
Title:	Vice President and Assistant General Counsel

INTECH INVESTMENT MANAGEMENT LLC

By:	/s/ Justin B. Wright

Name:	Justin B. Wright
Title:	Executive Vice President, Chief Administration Officer and General Counsel